EXHIBIT 3.6
CERTIFICATE OF AMENDMENT
of
CERTIFICATE OF INCORPORATION
of
CLINICAL DATA, INC.

Pursuant to Sections 141, 228 and 242 of the
General Corporation Law of the State of Delaware

Clinical Data, Inc., a Delaware corporation (the “Company”),
DOES HEREBY CERTIFY:
FIRST: That on April 26, 2007, the Board of Directors of the Company, by unanimous vote of its members taken at a meeting of the Board, adopted the following resolutions in order to amend the Company’s Certificate of Incorporation:
RESOLVED, That the Board of Directors of the Company declare it advisable to amend ARTICLE FOURTH (the “Charter Amendment”) of the Company’s Certificate of Incorporation to increase the authorized capital stock of the Company from 15,500,000 shares to 61,500,000 shares by increasing the number of authorized shares of Common Stock from 14,000,000 shares to 60,000,000 shares, that such Charter Amendment be submitted to the stockholders of the Company for approval by written consent of the stockholders, and that following approval by the stockholders, the proper officers of the Company are hereby authorized to execute and file the Charter Amendment with the Secretary of State of the State of Delaware amending the first paragraph of ARTICLE FOURTH of the Corporation’s Certificate of Incorporation as follows:
“FOURTH: The total number of shares of capital Stock of all classes which the corporation shall have authority to issue is 61,500,00 shares, consisting of 60,000,000 shares of Common Stock, $.01 par value per share, and 1,500,000 shares of Preferred Stock, $.01 par value per share.”
SECOND: That pursuant to that certain Written Consent of Stockholders in Lieu of a Special Meeting, effective as of May 3, 2007, the holders of the requisite majority of shares of the outstanding shares of the Company’s capital stock entitled to vote thereon voted in favor of the Charter Amendment.
THIRD: That the Charter Amendment was duly adopted in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
FOURTH: That the capital of the Company will not be reduced under or by reason of the Charter Amendment.
IN WITNESS WHEREOF, Clinical Data, Inc. has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its President and Chief Executive Officer this 18th day of June, 2007.

Clinical Data, Inc.
By:	/s/ Andrew J. Fromkin
Andrew J. Fromkin
President and Chief Executive Officer